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                       [KPMG LLP LETTERHEAD]

                     Independent Auditors' Consent


Plan Administrator
Kirby 401(k) Plan:

We consent to the incorporation by reference in the registration statement No. 33-57625 on Form S-8 of Kirby Corporation of our report dated June 17, 1999 related to the statements of net assets available for benefits of the Kirby 401(k) Plan as of December 31, 1998 and 1997, and the related statements of changes in net assets available for plan benefits for the years then ended and the related supplemental schedules, which report appears in the December 31, 1998 annual report on Form 11-K of the Kirby 401(k) Plan.


KPMG LLP



Houston, Texas
June 29, 1999